Exhibit 99.1

Jeff Andreson	Claire McAdams
Chief Financial Officer	Investor Relations
(408) 986-9888	(530) 265-9899
INTEVAC ANNOUNCES FAVORABLE RESULT OF AUCTION RATE SECURITIES ARBITRATION
Santa Clara, Calif. — July 1, 2010 — Intevac, Inc. (Nasdaq: IVAC) announced today that an arbitration panel of the Financial Industry Regulatory Authority (“FINRA”) entered an award requiring Citigroup Incorporated (“Citigroup”) to buy back at par Student Loan Auction Rate Securities purchased by Intevac through Citigroup.
The award requires Citigroup to complete the purchase within 30 days from the award dated June 29, 2010. Intevac currently holds $55.2 million par value in Student Loan Auction Rate Securities purchased from Citigroup and had previously recorded a temporary impairment charge of $3.5 million in other comprehensive income. Intevac expects to record a reversal of this charge once the sale of the securities is completed.
Intevac filed the FINRA claim against Citigroup in March, 2009 requesting that Citigroup purchase its Student Loan Auction Rate Securities at par and that Intevac receive compensatory, consequential and punitive damages and expenses. No damages or expenses were awarded to Intevac.
Intevac was represented in the arbitration by Robert Schnell, of Faegre and Benson, based in Minneapolis, Minnesota.
About Intevac
Intevac was founded in 1991 and has two businesses: Equipment and Intevac Photonics.
Equipment Business: We are a leader in the design, development and marketing of high-productivity lean manufacturing systems and have been producing Lean Thinking platforms since 1994. We are the leading supplier of magnetic media processing systems to the hard drive industry and offer high-productivity technology solutions to the photovoltaic and semiconductor industries.
Intevac Photonics: We are a leader in the development and manufacture of leading edge, high-sensitivity imaging products and vision systems, as well as table-top and handheld Raman instruments. Markets addressed include military, industrial, medical and scientific.
For more information call 408-986-9888, or visit the company’s website at www.intevac.com.